Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the EXECUTIVE EMPLOYMENT AGREEMENT dated 5/1/05 (the “Agreement”) is entered into as of June 30, 2005, by and between International Microcomputer Software, Inc., a California corporation, (“IMSI”) and Gordon A. Landies (“Executive”).

Whereas, IMSI desires to retain the services of Executive in an active capacity until certain dates or conditions are met; and

Whereas, Executive is willing to accept continued employment by IMSI on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Parties agree as follows:

1 Employment - IMSI hereby agrees that, effective as of the earlier of February 28, 2006, or voluntary resignation Executive shall be considered “terminated without cause” under paragraph 3 (a) of the Agreement between IMSI and Executive. The terms of employment of Executive before such termination and severance, and upon severance, shall be as set out in the Agreement as amended by this Amendment. Executive agrees to full time employment by IMSI until 2/28/06. Executive shall have the position of President until one of the dates in paragraph 2 below. After Executive ceases to be President, Executive shall become a non-executive employee until the earlier of 2/28/06 or his voluntary resignation.

2 Dates - Executive shall continue to be employed as President of IMSI until the earliest of the following:

(a)	The date of the sale of substantially all of the CAD or other software product assets of IMSI.
(b)	The date that the “IMSI” name of the company is changed.
(c)	The closing date of any future transaction resulting in an issuance of 10 million or more shares of common stock of IMSI.
(d)	February 28, 2006.
(e)	A date on which the Executive becomes deceased or disabled.

3 Compensation - IMSI shall compensate Executive as follows:

(a)
Base Salary - IMSI shall pay Executive $195,000 per year ($16,250 per month) in salary payable on the 15th and the last day of each month as regular pay until 2/28/05 and shall begin to pay severance pay to Executive as of March 1, 2006.

(b)
Options - Effective 2/28/06, all unvested options and warrants held by Executive shall immediately vest and the right to exercise them shall survive for three years thereafter, unless the option or warrant granted has longer expiration terms, in which case the longer term shall be the time available for exercise.

Bonuses - Executive will earn quarterly bonuses for the September and December quarters of 2005 based upon reaching the Company Operating, Net Income or Balance Sheet goal for the then-current fiscal year. Any unearned bonuses from previous quarters in that fiscal year shall be payable to Executive 45 days after the end of full time employment. In the event IMSI sells off all or substantially all of the CAD products or completes a transaction that would result in more than 10 million shares being issued, Executive shall be deemed to have earned the full amount of the quarterly bonus for the September and December 2005 quarters. During the 2006 fiscal year of employment, Executive will be entitled to earn additional cash bonuses as follows: a) $100,000 for the sale of any asset, company or product line of IMSI where the net sales price is in excess of $2,000,000 but less than $5,000,000; and b) 2.0% for the sale of any asset, company or product line of the company where the net sales price is in excess of $5,000,000. Payment of bonuses earned by Executive as a result of the sale of assets, products or companies shall be made to Executive 15 days after the effective sale date of such assets. In the event of a sale, merger or consolidation of the Company with or into another entity or any other corporate reorganization which results in a net share price of IMSI greater than $1.50 immediately following completion of the transaction, Employee shall be entitled to and paid a bonus of $150,000, which shall be immediately due and payable.

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(c)	Executive Benefits - Shall remain the same until 2/28/05 as in the EXECUTIVE EMPLOYMENT AGREEMENT dated 5/1/05.

(d)
Incentive Plans - Executive shall be covered under and participate in any incentive compensation, bonus, discretionary pay, or performance award plans, programs, polices, arrangements, or any stock option or stock appreciation rights plans which IMSI may have or put into effect for its execu-tives (Incentive Plans).

(e)
Severance - Upon Executive’s completion of his employment through February 28, 2006, IMSI shall pay Executive i) his full base salary for an additional twenty four (24) months, and ii) Executive Benefits and Incentive Plans for an additional twenty four (24) months, such payment to be paid to Executive on a semi-monthly basis beginning as of 3/1/06.

(f)
Termination by Executive - Executive may terminate his employment agreements with IMSI at any time prior to the dates listed in paragraph 2 above. In any such case, IMSI shall continue to pay his base salary and medical and dental benefits for twelve (12) months after the date of any such termination.

4 Additional Provisions Relating to Payments - If IMSI finds that, at the time any payment is due under this Agreement, Executive is unable to care for his affairs because of illness or accident, payment (unless a duly qualified guardian or other legal representative of Executive has made IMSI an ear-lier claim for it) may be paid to any individual deemed by IMSI to be maintaining Executive or responsible for Executive’s maintenance, and any such payment shall be deemed to be payment for the Executive’s account and shall be a complete discharge of any liability under this Agreement. IMSI will honor any request made prior to his disability by Executive regarding such payments. IMSI may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required under any law or government regulation or ruling.

5 Governing Law - This Agreement shall be construed and its performance enforced in accordance with the laws of the State of California, excluding its choice of law provisions.

6 Modifications - Any and all modifications, amendments, or additions to this Agreement shall be in writing. Similarly, any and all waivers of any terms of this Agreement shall be in writing. Any and all oral modifications, amendments, additions, and/or waivers shall be unenforceable.

7 Severability - If a court of competent jurisdiction or arbitrator finds that one or more provisions of this Agreement is or are illegal or unenforceable, the remaining provisions of this Agreement shall re-main in full force and effect as if such provision or provisions never existed.

8 Waiver - No Party's right to require performance of another Party's obligations under this Agree-ment shall be affected by any previous delay in enforcing such right, express waiver of prior similar right to require performance, or course of dealing.

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9 Integration Clause - This Agreement contains the entire agree-ment of the Parties relating to the subject matter of this Agreement. The Parties have made no agreements, representations, or warranties re-lating to the subject matter of these Agreements that are not stated herein.

10 Interpretation of this Agreement - The Parties acknowledge that they and their attorneys have had an opportunity to review this Agreement in detail and to comment on and draft any and all addi-tional terms or modifications to this Agreement. Accordingly, the Parties agree that this Agreement shall not be interpreted against any Party under California Civil Code § 1654 because the attorney for that Party drafted this Agreement or any provision of this Agreement.

11 Successors - Should any change in IMSI ownership or structure occur, this Agreement shall survive and inure to the benefit of and be binding on the legal representatives, successors and assigns of the parties.

12 Special Indemnity - IMSI hereby agrees to hold harmless and indemnify Executive to the full extent authorized or permitted by law, as such may be amended from time to time, and by the Articles of Incorporation and Bylaws of IMSI, as such may be amended. IMSI shall purchase and maintain a policy or policies of directors' and officers' liability insurance ("D & O Insurance") to cover liabilities which may be incurred by its officers or directors in the performance of their obligations to IMSI, and IMSI shall include Executive within such policy.

13 Notices. Notices under this Agreement shall be sufficient only if sent (a) by overnight courier, or (b) by facsimile or other electronic means and by U. S. Mail, or (c) personally delivered to the other Party. Notices shall be addressed as follows:

To IMSI: International Microcomputer Software, Inc. 75 Rowland Way Novato, CA 94945 Attn: Martin Wade, CEO Fax: 415-897-2544
To Executive:
Gordon Landies
35 Woodside Court
Novato, CA 94947
Fax: 415-897-2544

With a copy to:
Vince Tricarico
Clark and Trevithick
800 Wilshire Boulevard, 12th Floor
Los Angeles CA 90017
Fax: 310/624 9441
Tel: 310/629 5700

Any Party may change the above information by giving written notice as set forth above.

14 Counterparts. This Agreement may executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the only Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement this 1st day of May , 2005, but as of September 1, 2001.

International Microcomputer Software, Inc. /s/ MARTIN WADE III Martin Wade III Chief Executive Officer	Executive /s/ GORDON LANDIES Gordon A. Landies

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